News	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma, 74132
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Rene Punch
Investor Relations
(918) 493-7700
www.unitcorp.com

For Immediate Release
January 5, 2023

UNIT CORPORATION DECLARES SPECIAL CASH DIVIDEND AND APPROVES QUARTERLY CASH DIVIDEND POLICY

Tulsa, Oklahoma . . . Unit Corporation (OTC Pink: UNTC) (Company) announced today that its Board of Directors has declared a special cash dividend of $10.00 per share and has approved a quarterly cash dividend policy beginning in the Company’s second quarter. The special dividend will be paid on January 31, 2023, to shareholders of record as of the close of business on January 20, 2023. The initial quarterly dividend will be $2.50 per share to be paid on a date in the Company’s second quarter that is yet to be determined. Subsequent quarterly dividends will be issued on a variable rate per share basis as determined by the Company. The special and quarterly cash dividends will be funded by cash on the Company’s balance sheet.
Philip B. Smith, the Company’s Chairman and Chief Executive Officer, commented, “We are pleased that our operating performance and capital position allowed us to return value to our shareholders through these dividends.”
The declaration and payment of any future dividend, whether fixed, special, or variable, will remain at the full discretion of the Company’s Board of Directors and will depend upon the Company’s financial position, results of operations, cash flows, capital requirements, business conditions, future expectations, the requirements of applicable law, and other factors that the Company’s Board of Directors finds relevant at the time of considering any potential dividend declaration.
About Unit Corporation
Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
Forward-Looking Statements
This press release has forward-looking statements within the meaning of the Private Securities Litigation Reform Act. All statements, other than statements of historical facts, included in this release that address activities, events, or developments that the Company expects, believes, or anticipates will or may occur are forward-looking statements. Several risks and uncertainties could cause actual results to differ materially from these statements, including changes in oil and natural gas prices, changes in the Company’s reserves estimates or its value thereof, the level of activity in the oil and natural gas industry and other risk factors described in the Company's publicly available SEC reports. The Company assumes no obligation to update publicly such forward-looking statements, whether because of new information, future events, or otherwise.
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